FOR IMMEDIATE RELEASE

Contact:
Frank Ybarra 913.967.4159                   Carol DiRaimo 913.967.4081
Associate Director Communications           Vice President of Investor Relations


              Applebee's International Announces Management Change

OVERLAND PARK,  Kan.,  May 17, 2006 - Applebee's  International  Inc.,  (Nasdaq:
APPB) today announced that John Cywinski has decided to resign as chief marketing officer but has agreed to remain in a consulting role with the company during a transitional period.

     "For nearly five years, I have had the privilege of leading the marketing and menu development of the world's largest casual dining restaurant brand," Cywinski said. "However, the time is right for a change. Since 2001, I've been commuting from my home and family in Chicago to Kansas City and I'd like to now spend more time with my wife, Laura, and our three children. I'm proud of what this management team has accomplished over the past five years, and I'm truly grateful for the many relationships I've developed throughout the Applebee's family."

     "We will miss John in many ways, chief among those are the integrity he brought to the job and his partnership through these last five years," said Lloyd Hill, Applebee's chairman and chief executive officer. "I sincerely appreciate the many fresh and creative new ideas that John brought to Applebee's. We wish John, Laura and their family all the best in their future endeavors."

     Hill said the company will begin a nationwide search for a new chief marketing officer. In the interim, Dave Goebel, president and chief operating officer, will assume key responsibility for marketing and menu development. To allow Goebel time to focus on marketing, some of his responsibilities will shift temporarily to other members of the senior executive team.

     "I'm most appreciative of John's contributions to Applebee's menu and marketing strategies," Goebel said. "Our focus will remain reinforcing the execution of our new food strategy and continuing the evolution of our advertising message. Our marketing initiatives will continue to support and enhance what we do best - deliver great food and service to our guests every day."

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Applebee's International,  Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. Currently, there are more than 1,800 Applebee's restaurants operating worldwide in 49 states and 16 international countries. Additional information on Applebee's International can be found at www.applebees.com.

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